As filed with the Securities and Exchange Commission on September 10, 2009
 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________________

COPSYNC, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0513637
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2010 FM 2673
Canyon Lake, Texas 78133
 (Address, including zip code, of principal executive offices)

COPsync, Inc. 2009 Long-Term Incentive Plan
(Full title of the plan)

Russell D. Chaney
Chairman and Chief Executive Officer
2010 FM 2673
Canyon Lake, Texas 78133
(830) 964-3838
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                                                Accelerated filer ☐

Non-accelerated filer   ☐ (Do not check is a smaller reporting company)                                                                                                                                     Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	10,000,000 shares	$0.14	$1,400,000	$78.12

(1)
This registration statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.0001 per share (the “Common Stock”) of COPsync, Inc. (the “Company”) that are issuable upon stock awards to be granted or upon exercise of options under the Company’s 2009 Long-Term Incentive Plan (the “Plan”).

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Pursuant to Rule 457(c) and (h)(1) of the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are estimated solely for the purpose of calculating the registration fee and are based upon the 10,000,000 shares of Common Stock originally reserved for issuance under the Plan, none of which are subject to outstanding options as of the date hereof, at a price per share of $0.14, the average of the high and low reported prices of the Company’s Common Stock on the Over-the-Counter Bulletin Board on September 9, 2009.

Part I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009; and

•
the description of Common Stock that is contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 19, 2009, including any amendment or report filed with the Commission for the purpose of updating such description of Common Stock.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the respective dates of the filing of such documents with the Commission.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

Article VII of the Company’s certificate of incorporation, limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law.  The effect of this provision is to eliminate the Company’s rights, and the rights of its stockholders, through stockholder derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.  However, the Company’s directors will be personally liable to the Company and its stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived improper benefit from their actions as directors.  In addition, the Company’s certificate of incorporation, as amended, provides that the Company has the right to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

The Company has entered into employment agreements with each of its officers, who are also the sole directors of the Company, under which the Company has agreed to indemnify its directors and officers, to the fullest extent authorized by Delaware law, with respect to any liability, including expenses, arising out of their capacity or status as directors or officers of the Company.  The Company does not maintain directors’ and officers’ insurance.

Item 7.                                Exemption from Registration Claimed.

Not applicable.

Item 8.                                Exhibits.

Exhibit No.	Description of Exhibit

5.1 *	Opinion of Phillips & Reiter, PLLC

23.1 *	Consent of Phillips & Reiter, PLLC (included in Exhibit 5.1 hereto)

23.2 *	Consent of Chisholm, Bierwolf, Nilson & Morrill, LLC

99.1 *	The Company’s 2009 Long-Term Incentive Plan
__________________

* Filed herewith.

Item 9.                                Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canyon Lake, State of Texas, on September 10, 2009.

COPSYNC, INC.

By:	/s/ Russell R. Chaney
Russell R. Chaney
Chairman and Chief Executive Officer

Signature	Title	Date
/s/ Russell D. Chaney	Chief Executive Officer and Director (Principal Executive Officer and Principal Accounting Officer)	September 10, 2009
Russell D. Chaney /s/ J. Shane Rapp	President and Director	September 10, 2009
J. Shane Rapp

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1 *	Opinion of Phillips & Reiter, PLLC

23.1 *	Consent of Phillips & Reiter, PLLC (included in Exhibit 5.1 hereto)

23.2 *	Consent of Chisholm, Bierwolf, Nilson & Morrill, LLC

99.1 *	The Company’s 2009 Long-Term Incentive Plan
__________________

* Filed herewith.